UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 31, 2005
Date of Report (date of earliest event reported)

KOMAG, INCORPORATED

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-16852 (Commission File Number)	94-2914864 (I.R.S. Employer Identification No.)

1710 Automation Parkway
San Jose, California 95131
(Address of principal executive offices)

Registrant’s telephone number, including area code: (408) 576-2000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 5.02(b) Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
SIGNATURE

Item 1.01. Entry into a Material Definitive Agreement.

1. Board of Directors Fees

On January 31, 2005, at a regularly scheduled meeting of the Board of Directors (the “Board”) of Komag, Incorporated (the “Registrant”), the Board authorized the payment of an annual retainer for the Chairman of the Audit Committee of the Board in the amount of $10,000 per year, to be paid in quarterly installments, effective January 1, 2005.

2. Discretionary Bonus Plan

On January 31, 2005, the Board approved a Discretionary Bonus Plan as an employee incentive and retention program to help retain the services of employees critical to the Registrant’s success. The Compensation Committee of the Board (the “Compensation Committee”) will administer the Discretionary Bonus Plan. With the assistance of the Registrant’s management and outside compensation specialists, the Compensation Committee plans to undertake an annual competitive compensation analysis for each fiscal year that the plan remains in effect. If the analysis for any fiscal year suggests that the Registrant’s employees have not received adequate or competitive compensation for that year, then the Compensation Committee may establish a discretionary cash incentive bonus pool to reward those employees of the Registrant who have contributed to the Registrant’s performance.

Under the Discretionary Bonus Plan, for fiscal year 2004, the Compensation Committee has approved cash bonus payments to non-management and management employees totaling $2 million in the aggregate under the plan, to be paid in the first quarter of 2005. In addition, under the Registrant’s 2004 Bonus Plan and 2004 Target Incentive Plan, for fiscal year 2004, the Compensation Committee has also approved cash bonus payments to non-management and management employees totaling $6.7 million in the aggregate under such plans, to be paid in the first quarter of 2005.

The Registrant intends to file a copy of the Discretionary Bonus Plan as an exhibit to its Form 10-K to be filed with the Commission for the period ending January 2, 2005.

3. 2005 Bonus Plan and 2005 Target Incentive Plan

On January 31, 2005, the Compensation Committee approved the terms of the Registrant’s 2005 Bonus Plan and 2005 Target Incentive Plan. The 2005 Bonus Plan covers non-management employees. Under this plan, if the Registrant’s actual performance meets its target operating income goals for the year, the plan provides that non-management employees may receive cash incentive bonus payments equal to 8.5% of an employee’s eligible base pay. If the Registrant’s actual performance exceeds or is less than its target operating income goals for the year, the bonus payments may exceed or be less than the target percentage of eligible pay, within a defined range. The 2005 Target Incentive Plan covers management employees. Under this plan, if the Registrant’s actual performance meets its target operating income goals for the year and the employee meets individual performance goals, the plan provides that management employees may receive cash incentive bonus payments equal to 15% to 65% of an employee’s eligible base salary. If the Registrant’s actual performance and/or the individual’s performance exceed or are less than the target goals for the year, the bonus payments may exceed or be less than the target percentage range of eligible salary, within a defined range. Under each plan, the Registrant plans to make final bonus and target incentive payments in the first quarter of 2006, provided that the Registrant may make partial bonus payments in the third quarter of 2005 if the Registrant’s operating income goals for the first half of the year have been met.

The Registrant intends to file a copy of each of the 2005 Bonus Plan and 2005 Target Incentive Plan as exhibits to its Form 10-K to be filed with the Commission for the period ending January 2, 2005.

Item 5.02(b) Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 31, 2005, Mr. Neil S. Subin, a director of the Registrant, notified the Registrant that he would not be standing for reelection to the Board at the Registrant’s Annual Meeting of Stockholders to be held on May 11, 2005. In connection therewith, the Board approved a reduction in the size of the Board from 10 authorized directors to 9 authorized directors, to be effective immediately prior to the Registrant’s Annual Meeting of Stockholders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Komag, Incorporated (Registrant)
Dated: February 4, 2005	By:	/s/ Kathleen A. Bayless
Kathleen A. Bayless
Vice President, Chief Financial Officer